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                                                                    Exhibit 10.2


                       EMPLOYMENT AND SEPARATION AGREEMENT

         Agreement made, effective as of May 1, 1997, by and between Total Switch, Inc., a corporation duly organized and existing under the laws of the State of Arizona, with a place of business at 8655 E. Via De Ventura, Suite G-224, Scottsdale, Arizona, 85258, hereinafter referred to as ("Employer"), and Anthony J. Van Zeeland, of 2140 S. Rogers Circle, Mesa, Arizona, 85202, hereinafter referred to as ("Employee").


                                    RECITALS

         The parties recite and declare:

         A. Employer desires to hire Employee because of Employee's vast business experience and expertise as an inventor and developer of certain patented switch technology known as "Switch Panel with Magnetically-Coupled Armature." He also has secured a license for his technology and has opportunities to manufacture and sell his switches to major markets.

         B. Employee desires to be employed by Employer in the executive capacity described below.

         For the reasons set forth above, and in consideration of the mutual covenants and promises of the parties set forth in this agreement, Employer and Employee agree as follows:


SECTION ONE:

         1.1 Employment. Employer employs Employee as the COO on the terms and conditions stated in this agreement to:

                           Continue to research and develop, improve and expand
                  on the technology, to plan and develop the manufacturing systems for the products, to manage the quality assurance, the procurement of parts, manufacturing and servicing of products, hire quality engineers when needed and as budgeted, plus the customary duties of a COO.

SECTION TWO:

         2.1 Term of Employment. The term of Employee's employment shall be seven (7) years commencing May 1, 1997. Continued employment of Employee by Employer after May 1, 2002, shall be for the term and on the conditions agreed to by the parties prior to the expiration of this agreement.

SECTION THREE:

         3.1 Best Efforts Of Employee. Employee agrees that his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this agreement, to the reasonable


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         satisfaction of Employer. Such duties shall be rendered at 8655 E. Via
         De Ventura, Suite G-224, Scottsdale, Arizona, 85258, and at such other place or places as Employer shall in good faith require or as the interest, needs, business or opportunity of Employer shall require.

SECTION FOUR:

         4.1 Compensation Of Employee. For a period of eighteen (18) months, starting July 1, 1997, Employer shall pay Employee, and Employee shall accept from Employer in full payment for Employee's services under this agreement, compensation at the rate of $72,000, payable twice a month on the 1st and 15th of each month or biweekly as the Board may determine while this agreement shall be in force. After eighteen months, Employer shall pay Employee at an increased level commensurate with industry standards and with the Company's ability to pay.

SECTION FIVE:

         5.1 Reimbursement For Expenses. Employer shall reimburse Employee for reasonable out of pocket expenses that Employee shall incur in connection with his services for Employer contemplated by this agreement, on presentation by Employee of appropriate vouchers and receipts for such expenses to Employer.

SECTION SIX:

         6.1 Employee's Service As Director. Employee hereby consents to serve as a director of Employer or any parent, subsidiary, or corporation affiliated with Employer, on condition that Employee receive the same compensation paid to other directors of any such company for their services as directors.

SECTION SEVEN:

         7.1 Use Of Confidential Information. Employee agrees that, in addition to any other limitation contained in this agreement, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, corporation or other entity any information relating to customer lists, prices, secrets, advertising, nor any confidential knowledge or secrets that Employee might from time to time acquire with respect to the business of the Employer or any of its affiliates or subsidiaries.

SECTION EIGHT:

         8.1 Termination By Employer. If Employer shall cease conducting its business, take any action looking toward its dissolution or liquidation, make an assignment for the benefit of its creditors, admit inability to pay its debts as they become due, file a voluntary or be the subject of an involuntary petition in bankruptcy, or be the subject of any state or federal insolvency proceeding of any kind, then the Employee may, in his sole discretion, by written notice to Employer, terminate his employment and Employer hereby consents to the release of Employee under such circumstances and agrees that if Employer ceases to operate or to exist as a result of such event, the noncompetition and


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         other provision of solicitation or use of confidential information under this agreement shall terminate.

SECTION NINE:

         9.1 Trade Secrets. Employee shall not at any time or in any manner, either directly or indirectly, divulge disclose or communicate to any person, firm, corporation or other entity in any manner whatsoever, any information concerning any matters affecting or relating to the business of Employer, including without limitation, any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products or any other information concerning the business of Employer, its manner of operations, its plans, processes or other data without regard to whether all of the above-stated matters will be deemed confidential, material or important, Employer and Employee specifically and expressly stipulating that as between them, such matters are important, material and confident, and gravely affect the effective and successful conduct of the business of Employer and Employer's good will, and that any breach of the terms of this section shall be a material breach of this agreement.

SECTION TEN:

         10.1 Nondisclosure Of Confidential Information During Employment And After Termination. Employee agrees that for and during the entire term of this employment agreement, any information, data, figures, sales figures, projections, estates, customer lists, tax records, personnel history, accounting procedures, promotions, and the like, shall be considered and kept as the private and privileged records of Employer and will not be divulged to any person, firm, corporation or other entity except on the direct authorization of the Employer. Further, upon termination of the agreement for any cause, Employee agrees that he will continue to treat as private and privileged any information, data, figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures, and the like, and will not release any such information to any person, firm, corporation or other entity, either by statement, deposition or as a witness, expect upon direct written authority of the Employer, and Employer shall be entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such information.

SECTION ELEVEN:

         11.1 Surrender Of Records On Termination Of Employment. Employee agrees that on termination of his employment for any cause whatsoever, Employee will surrender to Employer in good condition any record or records kept by Employee containing the names, addresses and other information with regard to customers or potential customers of Employer served by Employee.


SECTION TWELVE:

         12.1 Restriction On Use of Disclosure Of Customer List And Other Information. For a period of twelve (12) months immediately following termination of this agreement, Employee shall neither call on nor solicit, either for Employee or any


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         other person, firm, corporation, or other entity, any of the customers of Employer of whom Employee called, with whom Employee became acquainted, or of whom Employee learned during Employee's employment under this agreement, nor shall Employee make known to any person, firm, corporation, or other entity, either directly or indirectly, the names or addresses of any such customers or any information relating in any manner to Employer's trade or business relationship with such customers.

SECTION THIRTEEN:

         13.1 Noncompetition With Former Employer. Employee agrees that for a period of twelve (12) months after termination of his employment with Employer in any manner, whether with or without cause, Employee will not, within the United States, directly or indirectly engage in the business of switch development, manufacture, distribution or in any business competitive with Employer for a period of twelve (12) months from such termination of employment. Directly or indirectly engaging in business of switches or in any competitive business shall include, but not be limited to, engaging in business as owner, partner, or agent, or as Employee of any person, firm, corporation or other entity engaged in such business, or in being interested directly or indirectly in any such business conducted by any person, firm, corporation or other entity.

SECTION FOURTEEN:

         14.1 Vacation. Employee is entitled to a three week vacation (15 business days) after completing one year of service. For each additional year of service, Employee will receive one additional week of vacation (5 business days [e.g., three years service completed = five weeks vacation or 25 business days]). Employee may accumulate vacation time and choose to use it in a later year or take it as a cash payment upon retirement or termination.

SECTION FIFTEEN:

         15.1 Group Insurance Plans. The Employer will provide the Employee and his spouse with full coverage hospitalization, surgical, medical, major medical, dental and eye insurance. The Employer will provide a Pre-Paid Legal plan to cover the Employee. The Employer will provide a disability policy for the Employee with standard coverage and deductibles.

SECTION SIXTEEN:

         16.1 Professional Fees. The Employer will pay for all Employee's professional fees and other educational seminars related to his profession as an Engineer.

SECTION SEVENTEEN:

         17.1 Profit Sharing Bonus. Employer agrees to pay a profit sharing bonus to the Employee based upon the prior year's financial results. Within 90 days of the fiscal year-end (currently the calendar year end December 31) Employer will compute the net profits before taxes and before any declared dividends of those profits (subject to audit) and pay to the Employee 3.4% of his net profit amount.


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SECTION EIGHTEEN:

         18.1 Performance Bonus. Employer agrees to pay Employee a bonus of $5,000 for each United States Patent issued in his name as inventor or co-inventor with a maximum of $20,000 during any fiscal year. A $1,000 bonus will be paid for Foreign Patents issued under the same terms and calendar.


                                   ARTICLE II

DEFINITIONS

         1.1 Separation: means the termination of Mr. Van Zeeland's status as an employee of the Corporation or any successor or assign corporation.

         1.2 Separation Date of Date of Separation: means 90 days after the date the Corporation gives Mr. Van Zeeland written notice that the Corporation wishes to terminate his employment with the Corporation, or 90 days after Mr. Van Zeeland gives the Corporation written notice that he wishes to terminate his employment with the Corporation.

         1.3 Separation Occurrences: means an Event which would cause Separation. For purposes of this Agreement, there are three Events which could cause Separation. These Events are as follows:

                           A. Takeover Event. The Corporation is taken over and Mr. Van Zeeland is asked to leave. The concept of "takeover", for purposes of this Agreement means that control or possession of the Corporation has been assumed by an outside person(s) or entity
                           (ies). It is contemplated that the request of Separation is as a result of the Takeover Event.

                           B. Corporation Initiated Separation. The Corporation's Board asks Mr. Van Zeeland to leave or forces Mr. Van Zeeland to leave as a result of its conduct or demotes Mr. Van Zeeland from the COO position or substantially reduces his authority, although no Takeover Event, as defined above, has occurred. The request of Separation may be made by the Board either with or without reason or cause.

                           C. Separation Initiated by Mr. Van Zeeland. Mr. Van Zeeland decides to terminate his employment with the Corporation, with or without reason or cause, and the termination has not been solicited in any manner by the Corporation. Mr. Van Zeeland's death would be considered to be a Separation initiated by Mr. Van Zeeland.


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SECTION TWO:

COMPENSATION AND SEPARATION PROVISIONS

         2.1 Compensation for Separation Occurrence. Compensation is to be paid to Mr. Van Zeeland for the Separation Occurrence. Mr. Van Zeeland is to be paid in the following manner:

                           A. Upon the occurrence of a Takeover Event, Mr. Van Zeeland is to receive, in a lump sum payment, on the Date of Separation, the sum equal to 2.99 times (2.99x) his gross annual base salary. (He would also be entitled to receive all rights as provided by local, state or federal rules or regulations, e.g., Cobra notification).

                           B. Upon the occurrence of a Corporation Initiated Separation, Mr. Van Zeeland would receive, paid over a two year period, in equal installments (timed to coincide with each Corporation payroll period, as currently made), payments the sum of which is equal to two times (2x) his gross annual base salary, beginning on the Date of Separation. During this two year period, he would receive all standard employee benefits, e.g., health insurance, at the then prevailing cost, if any. Further, the Corporation will be required to continue to pay Mr. Van Zeeland and his spouse's medical and dental insurance coverage until they reach age 65. The Corporation will make the premium payments on behalf of Mr. Van Zeeland and his spouse for the applicable months commencing from the Date of Separation. The Corporation may change its insurance coverage but will not discriminate against Mr. Van Zeeland or his spouse. Any rights required to be provided to him by local, state or federal rules or regulations would be granted at the end of the period (e.g., Cobra notification).

                           C. Upon the occurrence of Separation Initiated by Mr. Van Zeeland, provided that he gave 90 days' notice prior to his departure, he would receive, paid over a one and one-half year period, in equal monthly installments (timed to coincide with each Corporation payroll period, as currently made), payments the sum of which is equal to one and one-half times (1.5 x) his gross annual base salary, beginning on the Date of Separation. During this one and one-half year period, he would also receive all standard employee benefits, e.g., health insurance and other benefits, and Mr. Van Zeeland and his spouse would continue to receive their medical and dental insurance coverage during the term of payments. The Corporation will make the standard corporate premium payments on behalf of Mr. Van Zeeland and his spouse for the applicable months commencing from the Date of Separation. The Corporation may change its insurance coverage, but will not discriminate against Mr. Van Zeeland or his spouse. Any rights required to be provided to him by local, state or federal rules or regulations would be granted at the end of the one


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                           and one-half year period (e.g., Cobra notification
                           would occur at the end of the one and one-half year period).

                                    All payments referenced herein will be
                           remitted without withholding for State of Federal payroll or income taxes if requested by the Employee.

                                    Bonus money and vacation time will not be
                           prorated, except in the event of Separation
                           Occurrences involving a Takeover Event or a Corporation Initiated Separation, then bonus money and vacation time will be prorated as thought fully earned and vested.

         2.2 Resignation from Corporation. Upon a Separation Occurrence, Mr. Van Zeeland will resign his position as Chief Operating Officer of the Corporation.

         2.3      Consulting Relationship; Covenant Not to Compete;
         Confidentiality.

                           A. For the period of the payments to Mr. Van Zeeland or twelve (12) months from the Date of Separation, whichever is shorter, Mr. Van Zeeland will make available to the Corporation his services, performing in the same capacity and utilizing his expertise as a consultant. Unless otherwise agreed to in writing by the parties, the amount of time Mr. Van Zeeland is to devote to such consulting is not to exceed sixty (60) hours per twelve month period. Mr. Van Zeeland will be available to perform such services with reasonable advance notice during the foregoing period as may be requested by the Corporation. If approved in advance, the Corporation will reimburse Mr. Van Zeeland for the actual cost of all reasonable travel expenses, clerical expenses, toll telephone calls or other expenses as may be required in connection with the performance of the foregoing services. Mr. Van Zeeland may condition his performance or requested services upon such reimbursement of expenses by the Corporation.

                           B. During the period that Mr. Van Zeeland provides consulting services, Mr. Van Zeeland will not, without the written consent of the Corporation (acting in its sole and absolute discretion), engage directly or indirectly within the United States or any other jurisdiction or country in which the Corporation is engaged on the Date of Separation, in any business (financially as in investor, except as to investments in publicly held enterprises, or lender or as an employee, director, officer, partner, independent contractor, consultant or owner or in any other capacity calling for the rendition of personal services or acts of management, operations of control) which is in competition with the business conducted by the Corporation. For the propose of this Agreement, the "business" of the Corporation shall be defined as the design, manufacture, development, marketing and licensing of Switch Technologies. Mr. Van Zeeland acknowledges and agrees that the foregoing restrictive covenant is reasonable and valid in


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                           duration, geographical scope, and all other respects.
                           Mr. Van Zeeland further acknowledges and agrees that a breach by him of the provisions of the foregoing restrictive covenant would cause the Corporation irreparable injury and damage which cannot be reasonably or adequately compensated by damages at law. Mr. Van Zeeland, therefore, expressly agrees that the Corporation shall be entitled to injunctive or other equitable relief to enjoin the continuation of any breach by Mr. Van Zeeland of the foregoing restrictive covenant in addition to any other remedies legally available to it. If any court of competent jurisdiction determines that the foregoing restrictive covenant, or any part thereof, is invalid or unenforceable, the remainder of the restrictive covenant, or remainder of the restrictive covenant not determined to be invalid or unenforceable shall be given full effect. Moreover, if the foregoing restrictive covenant should ever be deemed to exceed the temporal, geographic, or occupational limitations permitted by applicable laws, those provisions shall be and are hereby reformed to the maximum temporal, geographic or occupational limitations permitted by law.

                           C. Mr. Van Zeeland further acknowledges his obligation not to use or disclose to anyone the confidential information of the Corporation. In addition, following separation, if Mr. Van Zeeland receives any contacts or communications in connection with any matter related to the Corporation, prior to responding to such contact, he shall contact his counsel concerning such contact or communication. If he has no counsel advising him on these matters, he will contact the Corporation which will, at the Corporation's expense, retain counsel for him to advise him of his rights, obligations and duties prior to a response.

         2.4 Relationship During the Time of Payment. The parties acknowledge that following the Date of Separation and during the time payments are made to Mr. Van Zeeland, the relationship between Mr. Van Zeeland and the Corporation is that of independent contractor and not agent or employee.

         2.5      Release of Liability.

                           A. In consideration of the payments provided for herein and the covenants herein made, but with the exceptions set forth in this paragraph, Mr. Van Zeeland, upon Separation will release, on his behalf and on behalf of his heirs, executors, administrators and assigns, any and all claims of any nature whatsoever against the Corporation and its present and former agents, officers, directors, employees, insurers and assigns, whether known or unknown, which he may have or claim to have by reason of any matter, cause or thing whatsoever at any time up to the Date of Separation. The FULL WAIVER AND RELEASE will include, without limitation, all rights or claims arising from the Arizona Civil Rights Act, or any other applicable state or federal stature or any common law cause of actions, including claims for breach of any


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                           express or implied contract, wrongful discharge,
                           tort, personal injury or any claims for attorneys' fees or other costs. Notwithstanding any provisions to the contrary herein, this release shall not apply to (1) obligations and undertakings of the Corporation pursuant to the stock option agreements to which Mr. Van Zeeland is a party as of the Date of Separation, and (2) the indemnification provisions of the Corporation's Bylaws.


                           B. In consideration of the mutual covenants herein made, but with the exceptions set forth in this paragraph, the Corporation will release any and all claims of any nature whatsoever against Mr. Van Zeeland and his heirs, executors, administrators, and assigns, whether known or unknown, which the Corporation may now or hereafter have or claim to have by reason of any matter, cause or thing whatsoever at any time up to the Separation Date. Notwithstanding any provisions to the contrary herein, this release on the part of the Company shall not apply to: (1) obligations and undertakings of Mr. Van Zeeland under this Agreement, and (2) material matters or transactions not documented in the Corporation's books and records as of the Date of Separation and arising out of or involving conduct on the part of Mr. Van Zeeland that was outside the course and scope of the authority given to him by the Corporation in connection with his employment.

         2.6      Personal Property.

                           A. Following Separation, any personal property and personal files belonging to Mr. Van Zeeland which remain in the Corporation's offices will be delivered to Mr. Van Zeeland, at the Corporation's expense, within seven (7) days after the Date of Separation. Mr. Van Zeeland will be entitled to retain copies of files, documents, and records that are or were retained in his office at the Corporation, including his rolodex, various business cards, address books and the like.

                           B. Following Separation, Mr. Van Zeeland may retain the following property of the Corporation that he is using or that is properly in his possession or control, including equipment, furniture, computer hardware and software, books, magazines, publications, photographs, notebooks, tapes and video equipment.

         2.7 Personal Mail; Telephone Answering. Following Separation, the Corporation agrees to promptly forward to Mr. Van Zeeland (or, at his instruction, to hold for his pick-up) all personal correspondence addressed to Mr. Van Zeeland that may be received by the Corporation after the Date of Separation. The Corporation agrees to freely and promptly provide to any person who might inquire the address and telephone number of Mr. Van Zeeland, except if instructed to the contrary.


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         2.8      Extension of Stock Options. Following Separation, the right to exercise Mr. Van Zeeland's existing stock options of Common Stock of the Corporation shall be extended for the maximum period permitted by the plans under which such options were granted.

         2.9 Same Day Sale. Following Separation, upon the exercise of any options and the same day sale of the underlying Common Stock, the Corporation will facilitate a cashless exercise until the settlement date of the stock sale if requested by Mr. Van Zeeland.

         2.10 Subsequent Extended Rights. Any subsequent extended rights to other stock option holders will be offered to Mr. Van Zeeland.

         2.11 Underwriting. In the case of any public offering or underwriting, the Corporation shall use it best efforts so that Mr. Van Zeeland may be a selling shareholder, at Mr. Van Zeeland's option.

         2.12 Capital. Nothing in this Agreement shall restrict the right of the Corporation to issue additional shares or classes of stock or other securities, or to recapitalize, reclassify, or otherwise alter or change its present debt or equity position or rights and privileges attached thereto.


SECTION THREE:

GENERAL MISCELLANEOUS PROVISIONS

         3.1 No Disparagement. Following the Date of Separation, Mr. Van Zeeland agrees not to disparage the Corporation or any of its officers, directors, employees or agents. The Corporation agrees, following Separation, not to disparage Mr. Van Zeeland.

         3.2 Bylaw Indemnification. The Corporation agrees that following the Date of Separation, the indemnification provisions under the Bylaws of the Corporation will continue in full force and effect for the benefit of Mr. Van Zeeland for so long as such indemnification provisions would have any application to claims against Mr. Van Zeeland.

         3.3 Press Release. Any press release by the Corporation of Mr. Van Zeeland concerning the termination of Mr. Van Zeeland's employment relationship with the Corporation shall be subject to mutual approval of the parties hereto.

         3.4 Nondisclosure. The Parties agree and represent that they will not seek newspaper, magazine, television, radio or other media or industry publicity as to the facts or terms of the Separation. The parties further agree and represent that they will not discuss or disclose, directly or indirectly, orally or in writing, spontaneously or in response to inquiry, to any entity or person, the facts or merits of claims or the terms of the Separation; provided, however, that the foregoing prohibition shall not apply to discussion restricted to Mr. Van Zeeland's immediate family, and provided, further, that the terms of Separation and this Agreement may be disclosed in response to a request initiated by any state or


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         federal regulatory agency or pursuant to any subpoena issued by any court of competent jurisdiction, to the parties' attorneys, tax advisors or accountants in connection with the preparation and review of the parties' income tax returns, to current and future lenders to the Corporation, or by the Corporation as necessary to comply with the requirements of any Stock Exchange or any federal or state securities law or regulation.

         3.5 Jurisdiction. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Arizona, irrespective of the fact that one or more of the parties may become a resident of a different state and no action involving this Agreement may be brought expect in the Superior Court of the State of Arizona or in the United States District Court for the District of Arizona. If any provisions of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

         3.6 Attorneys' Fees. Should either party employ an attorney to enforce any of the provisions of this Agreement, to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of any of the terms of this Agreement, the non-prevailing party in such action pursued in a court of competent jurisdiction agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorneys' fees, incurred or expended by the prevailing party in connection therewith.

         3.7 Cooperation of the Parties. Mr. Van Zeeland and the Corporation agree to cooperate fully and to take all additional actions that may be reasonably necessary or reasonably appropriate to give full force and effect to the terms and intent of this Agreement and which are not inconsistent with its terms.

         3.8 Costs. Mr. Van Zeeland and the Corporation shall bear his or its own costs, attorneys' fees and other expenses incurred in connection with the negotiation and preparation of this Agreement and any Separation which occurs pursuant to this Agreement.

         3.9 Term. Unless otherwise agreed in writing by the parties, this Agreement shall continue in full force and effect during the life of the Corporation or its successors and/or assignees.

         3.10 No Waiver. No term or provision of this Agreement shall be construed as a waiver by the Corporation of any provision of its Articles of Incorporation or Bylaws restricting the sale or transfer of shares of the Corporation.

         3.11 Employment. Except as specifically provided herein, nothing in this Agreement shall confer on any employee of the Corporation any right to continue in the employ of the Corporation, nor shall it interfere in any way with his employment at any time.

         3.12 Notice. Any notices or demands which shall be required or permitted by law or by any of the terms or provisions of this Agreement shall be in writing and


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         shall be effective when delivered personally or when sent by United
         States mail, registered or certified. Such notices and demands shall be addressed to the Corporation or individual at their addresses set forth in the caption of this Agreement, or at such other addresses as any party hereto may relate in writing to the other parties.

         3.13 Benefit. The provision of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, trustees, legal representatives, successors and permitted assignees.

         3.14 Marginal Headings. The marginal headings in the paragraphs contained in the Agreement are for convenience only, and are not to be considered a part of this Agreement or used in determining its content or context.

         3.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         3.16 Amendment. The Corporation and Mr. Van Zeeland reserve the right to alter, amend, revoke or terminate this Agreement in whole or in part at any time by their joint instrument in writing to that effect. The parties must unanimously agree to alter, amend, revoke or terminate this Agreement.

         3.17 Whole Agreement. With regard to the subject of this Agreement, the terms of this instrument constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of those parties and the executors, administrators, personal representatives, estates, heirs, successors and assigns of each. The parties represent that there are no collateral agreements or side agreements not otherwise provided for within the terms of this instrument. This Agreement supersedes and takes precedence over any prior written or oral inducements, representations or agreements as may be set forth in the Articles of Incorporation of the Corporation or the Bylaws of the Corporation, or elsewhere.

                                   ARTICLE III

SECTION ONE:

         1.1 Law To Govern Contract. It is agreed that this agreement shall be governed by, construed and enforced in accordance with the laws of the State of Arizona.

SECTION TWO:

         2.1 Entire Agreement. This agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this agreement.


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
SECTION THREE:

         3.1 Modification Of Agreement. Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

SECTION FOUR:

         4.1 Attorneys' Fees. In the event that any action is filed in relation to this agreement, the unsuccessful party in the action shall pay to the successful party, in additional to all the sums that either party may be called on to pay, a reasonable sum for the successful party's attorneys' fees.

SECTION FIVE:

         5.1 Notices. Any notice provided for or concerning this agreement shall be in writing and shall be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party set forth at the beginning of this agreement.

IN WITNESS WHEREOF, the undersigned execute this Agreement to be effective on the date hereinabove written.


                                  /s/ Anthony J. Van Zeeland
                                  ----------------------------------------------
                                  Anthony J. Van Zeeland




                                  Total Switch, Inc. an Arizona Corporation




                                  By: /s/ R. Terren Dunlap
                                     -------------------------------------------
                                     Its: Director


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